 Exhibit 5.1

Mandelbaum Salsburg P.C.
Vincent J. McGill Partner	1270 Avenue of the Americas, Suite 1808 New York, New York 10020	Direct Dial: (212) 324-1876

October 31, 2018

Board of Directors

Eternity Healthcare Inc.

Flat/Rm 1006 10/F, Hang Seng Tsim Sha Tsui Bldg

18 Carnarvon Road

Tsim Sha TsuiI, KL, Hong Kong

Re: Registration Statement on Form S-8

Gentlemen:

In connection with the registration of up to 10,000,000 shares of the common stock of Eternity Heaalthcare Inc. (the “Company”), $0.001 par value (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to the Eternity Healthcare Inc. 2018 Equity Incentive Plan (the “Plan”), you have requested our opinion set forth below.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that: (1) the Shares have been duly authorized by all necessary corporate action on the part of the Company; and (2) when issued in accordance with such authorization and the provisions of the Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the Plan, the Shares will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Mandelbaum Salsburg P.C.